Exhibit 99.1

FOR IMMEDIATE RELEASE April 4, 2005 FINAL RELEASE	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Declares Quarterly Dividend on Class A Common Stock

CORAL GABLES, Fla.— BankUnited Financial Corp. (Nasdaq:BKUNA), parent company of BankUnited FSB, announced that its Board of Directors has declared a cash dividend of one-half cent ($0.005) per share to be paid on April 29, 2005, to stockholders of record as of April 15, 2005. BankUnited anticipates that it will continue to declare and pay such dividends on a quarterly basis subject to termination at any time at the sole discretion of BankUnited’s Board of Directors.

BankUnited expects to pay future quarterly dividends in nominal amounts to reward its shareholders for their continued investment and support. In addition, based on information BankUnited has received, this declaration should afford an investment opportunity to those institutional shareholders who wish to invest in BankUnited but who may invest only in dividend-paying stocks. The amount of the dividend is nominal, as BankUnited continues to focus on growth and expansion while retaining funds for the potential repurchase of its stock on the open market under its repurchase program.

BankUnited announced on October 24, 2002, that its Board of Directors had authorized a stock repurchase program on its Class A Common Stock. Under the program, BankUnited may purchase up to 1 million shares of its Class A Common Stock in open market transactions, from time to time, at such prices and on such conditions as the Executive Committee of the Board determines to be advantageous. During the second fiscal quarter, BankUnited purchased 11,500 shares of its Class A Common Stock in the open market. BankUnited may make additional purchases under this program in the future.

At this time, the dividend is not expected to cause an adjustment to the conversion rate of BankUnited’s 3.125% Convertible Senior Notes. On a cumulative basis dividends may cause adjustments to the conversion rate in the future.

About BankUnited

BankUnited Financial Corp. (Nasdaq:BKUNA) is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida as measured by assets. BankUnited had assets of $8.9 billion at Dec. 31, 2004. Serving customers in Miami-Dade, Broward, Palm Beach, Martin and Collier counties through 53 branches, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call (877) 779-2265.

Forward-Looking Statements

This press release, and the presentation to which it refers, may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the Company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements.

Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions; fiscal and monetary policies; war and terrorism; changes in interest rates; deposit flows; loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines; changes in laws or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

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